Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	November 19, 2019
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Declares 32nd Consecutive Quarterly Dividend

Chicago (November 19, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on November 7, 2019 its Board of Directors approved a gross dividend for the fourth quarter of 2019 of $0.135 per share. JLL Income Property Trust has declared thirty-two consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around February 3, 2020 to stockholders of record as of December 30, 2019. On an annualized basis, this gross dividend is equivalent to $0.54 per share and represents a yield of approximately 4.4 percent on a NAV per share of Class M stock of $12.20 as of November 6, 2019. All stockholders will receive $0.135 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“In line with our investment objective of generating a reliable income stream for investors, we are pleased to have paid dividends for 32 consecutive quarters, with an average annual increase of 5% over that 8 year period, said Allan Swaringen, President and CEO of JLL Income Property Trust. “Our continued active asset management has also supported our objective of the preservation and protection of our clients’ capital,” he said.

A third quarter dividend of $0.175 per share, less applicable share class specific fees, was paid according to the table below on November 1, 2019 to stockholders of record as of September 27, 2019.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q3 Quarterly Gross Dividend per Share	$0.17500	$0.17500	$0.17500	$0.17500
Less: Dealer Manager Fee per Share	0	($0.00840)	($0.00858)	($0.02316)
Q3 Quarterly Net Dividend per Share	$0.17500	$0.16660	$0.16642	$0.15184
NAV per Share as of September 30, 2019	$12.15	$12.15	$12.14	$12.12
Annualized Net Dividend Yield Based on NAV as of September 30, 2019	5.8%	5.5%	5.5%	5.0%

1.	A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

2.	A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

3.	A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

Tax treatment may vary from investor to investor. You should consult your tax professional. For federal income tax purposes, REIT distributions may be classified as ordinary dividends, capital gain dividends and nontaxable distributions, each of which may be taxed at a different rate. That portion of a REIT’s distributions that are nontaxable may result in a reduction of the investor’s cost basis, which would make it subject to long or short-term capital gains tax when the investment is sold (when held in a non-qualified account).

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with $68.4 billion equity and debt investments under management (as of Q2 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.